December 12, 2022

First Trust Exchange-Traded Fund IV

120 East Liberty Drive, Suite 400

Wheaton, Illinois 60187

Re:	Fee Wavier Amendment and Extension Agreement Letter for First Trust High Income Strategic Focus ETF (the “Fund”), a series of First Trust Exchange-Traded Fund IV (the “Trust”)

Ladies and Gentlemen:

Reference is hereby made to (1) that certain Fee Waiver Agreement between the Trust, on behalf of the Fund, and First Trust Advisors L.P., the investment advisor to the Fund (the “Advisor”), dated as of February 28, 0222 (the “Agreement”). Capitalized terms used herein but not otherwise defined shall have the meanings attributed to them in the Agreements.

The Advisor hereby agrees to waive investment management fees otherwise payable to it by the Fund in the amount of 0.20% of the Fund’s average daily net assets (the “Waived Amount”) and that the Waiver Term shall continue until March 31, 2024. The parties hereby acknowledge that with the exception of the Waived Amount and the Waiver Term, the Agreement shall remain in full force and effect.

Very Truly Yours,

FIRST TRUST ADVISORS L.P.

   /s/ James M. Dykas

James M. Dykas

Chief Financial Officer

AGREED AND ACKNOWLEDGED:

First Trust Exchange-Traded Fund IV,

on behalf of First Trust High Income
Strategic Focus ETF

 /s/ Donald P. Swade

Donald P. Swade

Treasurer, Chief Financial Officer and

Chief Accounting Officer